To: Valued Investor

Subject: Muscle Maker, Inc. Update

Date: 5/06/2019

Dear Valued Investor,

As I completed the one year anniversary of joining Muscle Maker Grill, I wanted to take a moment to update everyone on the progress we are making in our turnaround efforts. Since my last update, Muscle Maker has made strides regarding financial matters, growth, operational improvements and menu development. We are calling the resurgence of Muscle Maker Grill our “Go Forward Plan.” As always, details on many items discussed in this letter are available in our filings made with the Securities and Exchange Commission (“SEC”) that can be found at www.sec.gov.

Growth

Our strategy continues to concentrate on non-traditional growth opportunities for corporately owned locations while simultaneously focusing on franchise growth in traditional locations. Examples of non-traditional locations include sites located on military bases, fitness clubs, airports, universities, etc. These locations usually require commitments across various geographic regions and are more easily supported from a corporate level than a local or regional level.

In November 2018, we opened our third military location at Fort Sill in Lawton, Oklahoma. This location is a large Army training base and continues our base expansion efforts in support of the military’s “Operation Live Well” initiative. In addition to Fort Sill, we opened a second location on April 26, 2019 at Fort Benning in Georgia. This location is located in a large administration building where we are the only food provider for several thousand employees. The addition of Fort Sill and Fort Benning #2 add to our already open locations at Fort Bliss and Fort Benning #1. We are in various stages of development at several other military bases including: Fort Meade, Fort Bragg, MacDill AFB and West Point among others. We are planning on opening these locations in 2019. Our efforts will continue to look for opportunities to develop military bases in the foreseeable future and Muscle Maker is actively pursuing several Request for Proposals across multiple branches of the Armed Forces. In addition to the military units, we are also pursuing real estate in the Dallas market where we intend to build out a new location that can support not only a restaurant, but also contain a training and menu development area to support future needs.

Franchising remains a large component of our Go Forward Plan. We currently have 30+ open franchise locations with several recent openings in West Palm Beach, Raleigh, Norfolk, Philadelphia, Houston and a food truck at Rider University. Several other locations are under construction and scheduled to be opened in the near future in Kuwait and Washington. While new locations are exciting, we have unfortunately also had several franchise locations close due to low sales volumes or lease non-renewals. These include locations in Omaha, NE, Olathe, KS and San Ramon, CA. While we are currently not offering new franchise locations, we plan on launching a concerted effort in 2019 upon completion of our 2018 audit and updating the Franchise Disclosure Document.

There are more growth opportunities than new locations. To supplement our growth strategy, we recently entered into a strategic partnership with a healthy vending machine company. The agreement calls for a pilot program to be launched to determine the sales volume, operational support, menu items, etc for each vending machine. The strategy is to become the full provider of healthy eating options on military bases – restaurants, meal plans, catering and healthy vending options. This is in the early stages of development but holds potential for future growth opportunities. One area we are looking into is the ability to sell pre-packaged meal plans through these vending machines which could, if we pursue such business line, expand the footprint of the restaurant across multiple areas.

In addition to military bases, Muscle Maker has started initial conversations and research on several other growth areas including mail order frozen meal plans that would allow Muscle Maker Grill to sell and ship meal plans to any person or location in the US. This is in preliminary stages but I thought it important to let everyone know we are looking at other growth areas beyond military bases and franchising.

Financial Matters

As everyone should be aware, Muscle Maker is continuing to pursue its efforts in becoming current in its financial reports required to be filed with the SEC. On February 27, 2019, we completed the audit for fiscal 2017 and filed our Form 10-K Annual Report with the SEC for 2017. Muscle Maker is currently working on the 2018 audit, the related Form 10-K and quarterly reports. Once we catch up on past audits we will continue, moving forward, staying current in all filings.

Muscle Maker secured several rounds of financing providing growth capital along with the ability to retire other debt instruments and general business operations. In 2018, Muscle Maker entered into an agreement with Catalytic Capital, LLC for up to $4,000,000 in 15% Senior Secured Convertible Promissory Notes. This total amount included the conversion of $635,000 of existing debt into these notes. As of April 2019, Muscle Maker has received approximately $3,000,000 of this amount after meeting the first set of milestones and is anticipating receiving the final $1,000,000 over the next several months.

On April 12, 2019, Muscle Maker entered into a new agreement providing for $3,000,000 in growth capital and allowing Muscle Maker to retire all outstanding 60-day notes in the aggregate amount of $710,000. The 60-day notes were retired in April 2019 and allowed Muscle Maker to remove a high interest rate debt vehicle with a more favorable interest rate debt vehicle. Muscle Maker will continue to raise capital/debt to fund our growth initiatives and general business expenses.

In addition to raising funds for growth and to support the Go Forward Plan, we have been actively working with various creditors on extended payment terms for outstanding accounts payables and legal settlements. In many instances, creditors have agreed to payment plans to support our cash flow needs and continue the turnaround efforts. Our current 90+ accounts payables are approximately $1,600,000, which is a significant reduction from 2018. We will continue to work diligently on payment terms and settlement agreements throughout the turnaround process.

Operational Changes

Food cost reduction remains a primary focus and we continue to make significant changes to reduce and manage food costs. Some changes have occurred to avoid supplier price increases while others are to reduce overall food costs. Some of these changes include:

-	New supplier for protein shakes and smoothies, which resulted in a cost reduction.
-	New procedures for wrapping sandwiches and wraps eliminating high cost plastic containers
-	New chicken supplier providing a fresh versus frozen product along with a more tender, flavorful product. This also resulted in an overall price decrease.
-	New spec and supplier for our grass-fed beef patties resulting in a cleaner ingredient label and cost reduction.
-	New spec for all proteins reducing the total protein per entrée by 20% while still providing enough protein to be in-line with our competition
-	New jalapeno supplier reducing overall costs

Speed of Service

Speed of service is critical to our success. Today, we are simply too slow in preparing meals for our guests. Part of this is the complexity of our menu and the wide selection of products we offer. Another part of this is simply the traditional layout of our restaurants from an operations perspective. In our restaurants today, we enter in a guests order and then cook and assemble their meal fresh to order as they come in. While this guarantees a freshly made item, it also is very time consuming and not conducive to speed that is expected in a fast casual environment. We have several initiatives under way to improve the speed of service in our restaurants. These include:

-	New order process and fulfillment process where the customer moves down the line and selects their ingredients including their base, vegetables, proteins, sauces and sides. This is similar to other concepts such as Chipotle. This will be implemented in one of our military locations in Q3 2019.
-	Grab and Go fully prepared meals where we can have both hot and cold held entrees. A guest can simply walk up to a specially designated area to purchase an item that is already prepared and held hot or cold. This will allow a total ticket time to be in the low single digits and will encompass our best selling items. Customers will still be able to order items from our menu as they can today but those will take longer to prepare.
-	Reduce the complexity of the menu. We have already taken some steps in removing slow moving items as well as items that take far too long to prepare from the menu. This effort will continue as we need to streamline the menu for both cost efficiencies but also to avoid confusion on the consumer side of the equation. Today, we have such a wide menu that we cannot fit all items on our menu boards and rely on a combination of the menu boards and paper menus at the POS for consumers. This is much too difficult to manage, train, keep items fresh and explain to consumers.

New menu items

New menu items are critical to keeping the brand relevant in a highly competitive environment. We are constantly innovating and have recently launched several new items on our permanent menu while also testing LTOs for future expansion opportunities. These items include:

-	Impossible Burger: we entered into an agreement to carry Impossible Burgers in all of our restaurants. The Impossible Burger is a plant-based product and frankly, being a beef eater, I could not tell the difference between a standard beef patty and the plant-based Impossible Burger. This item is now a standard offering on our menu and is supported by social media, in-store POP and is showing steady growth in unit volumes.

-	PopCorners: we entered into an agreement to carry PopCorners chips in all of our restaurants. PopCorners are healthy versions of chips focusing on never fried, non-GMO, protein or bean based snacks that are used as side items to our offerings. We recently promoted a new lineup of wraps in a combo featuring PopCorners items.
-	Burger Bar Rollout: In Q4 2018, we launched the burger bar menu. This category continues to grow and now represents over 6% of our menu mix and growing. The introduction of the Impossible Burger to the protein options (grass fed beef, all-natural chicken, veggie, lean turkey and Impossible Burger) should continue to grow the category.
-	Wrappy New Year: we recently completed the Wrappy New Year LTO where we featured 6-8 new wraps with a combo meal using PopCorners as the side item. This LTO has completed and we are now focusing our efforts on the next LTO.
-	Healthy Tacos: our new LTO will be rolling out in Q2 and will feature 5 unique items:

o	Steak Boss: white corn tortilla, grass fed steak, signature sauce, roasted red peppers, part skim mozzarella cheese
o	Muscle Maker Turkey Taco: white corn tortilla, lean ground turkey, lettuce, salsa, reduced fat cheddar cheese
o	California Chicken Avocado Taco: white corn tortilla, all-natural chicken breast, salsa, lettuce, sliced avocado, reduced fat cheddar
o	Black Bean Vegan Taco: white corn tortilla, organic black beans, organic corn, lettuce, salsa, jalapenos and garlic
o	Southwest Turkey Chili Taco: White corn tortilla, lean ground turkey chili with kidney beans, lettuce, salsa and reduced fat cheddar cheese

-	Cauliflower rice: we rolled this item across the chain in Q1 2019. This can be added as a side item to any bowl, burger bar or wrap item as well as used as a base for bowls and wraps instead of our typical brown rice, whole wheat pasta or broccoli. Cauliflower rice is low-carb and nutrient rich and is an expansion of multiple products we currently offer that support Keto and other dietary needs.

Summary

While we are still in the midst of our turn-around efforts, our Go Forward Plan is making significant headway every day. We have worked out extended payment terms with many creditors, raised working capital and growth capital, expanded our military presence, improved our financial position, reduced debt, opened new franchise locations, modified the menu, reduced overall food and labor costs and established basic reporting structures. We also have brought in several experienced management personnel and new board members, established new policies and procedures, completed the 2017 audit and well on our way for the 2018 audit and reduced costs at the corporate level.

I believe Muscle Maker Grill uniquely fits in the “healthier for you” niche which is a fast growing segment within the restaurant industry. Consumers are demanding healthy eating options and want to understand what ingredients are in the food they are eating. We have a huge opportunity to be part of and support the military’s “Operation Live Well” campaign while also possessing the ability to support the general need for healthier eating options overall.

I look forward to the progress I expect us to make and sharing these results with everyone.

Thanks,

Mike

Forward-Looking Statements

This document may include “forward-looking statements.” To the extent that the information presented in this document discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “goals” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. There is no assurance that Muscle Maker will be able to acquire additional funding, that any financing will be available in amounts or on terms acceptable to Muscle Maker, that Muscle Maker’s OTC Markets application, if submitted, will be approved or that a market for Muscle Maker’s common stock will develop.